FREIT Maryland Announces Fourth Quarter Fiscal 2021 Results

HACKENSACK, NJ, January 19, 2022 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT Maryland” “we” or the “Company”) reported its operating results for the fiscal quarter and twelve months ended October 31, 2021. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended		For the Twelve Months Ended
	October 31,		October 31,
	2021	2020	2021	2020

GAAP Earnings (Loss) Per Share - Basic and Diluted	$0.02	$(0.60)	$0.13	$2.94
AFFO Per Share - Basic and Diluted	$0.33	$0.41	$1.50	$1.20
Dividends Per Share	$0.10	$0.00	$0.25	$0.00

Total Average Residential Occupancy (a)	98.0%	94.7%	96.5%	94.0%
Total Average Commercial Occupancy	76.2%	77.8%	76.3%	79.7%

(a) Occupancy metrics exclude the Pierre Towers property located in Hackensack, NJ from all periods presented as the property was deconsolidated and converted to a tenancy-in-common form of ownership ("TIC") on February 28, 2020.

Results for the Quarter

Real estate revenue increased 7.9% to $12.2 million for the fiscal quarter ended October 31, 2021 as compared to $11.3 million for the prior year’s comparable period. The increase in revenue was primarily attributable to the following: (a) a decrease in the reversal of rental revenue in the amount of approximately $1.1 million resulting from certain commercial tenants for which collectability was deemed to be constrained in the prior year’s comparable period as a result of the adverse financial consequences of the COVID-19 pandemic; (b) an increase in revenue from the residential segment of approximately $0.3 million primarily driven by an increase in the average occupancy rate to 98.0% from 94.7% in the prior year’s comparable period and an increase in base rents across most properties; offset by (c) a decrease in reimbursement revenue of approximately $0.5 million primarily attributed to the settle-ups of Common Area Maintenance with commercial tenants in the fiscal quarter ended October 31, 2021 and a decline in the average occupancy rate in the commercial segment to 76.2% from 77.8% in the prior year’s comparable period.

Net income (loss) attributable to common equity (“Net Income (Loss)”) was Net Income of approximately $0.2 million or $0.02 per share basic and diluted for the fiscal quarter ended October 31, 2021 as compared to Net Loss of $4.2 million or ($0.60) per share basic and diluted for the prior year’s comparable period. The increase was primarily driven by the following: (a) a write-off of tenant improvements related to Cobb Theatre’s rejection of its lease recognized in the prior year’s comparable period in the amount of approximately $7.3 million (with a consolidated impact to FREIT of approximately $4.4 million); (b) an increase in revenue in the amount of approximately $0.9 million (with a consolidated impact to FREIT Maryland of approximately $0.5 million) as explained above; offset by (c) an increase in expense for the reserve of uncollectible rents of approximately $0.4 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million) primarily attributable to the reclassification in the prior year comparable period of expense attributed to certain commercial tenants for which collectability was deemed to be constrained due to the adverse financial consequences of the COVID-19 pandemic, from expense to a reduction in revenue; and (d) an increase in general & administrative (“G&A”) expenses of approximately $0.3 million primarily driven by an increase in legal expenses related to the sale of the three properties in Maryland and an increase in the director’s fees due to a reduction in fees in the prior year’s comparable period. (Refer to “Table of Revenue & Net Income (Loss) Components”)

Results for the Twelve Months

Real estate revenue decreased 4.6% to $50.3 million for the twelve months ended October 31, 2021 as compared to $52.7 million for the prior year’s comparable period. The decline in revenue was primarily attributable to the following: (a) a decline in revenue of approximately $2.7 million resulting from the deconsolidation of the operating results of the Pierre Towers property from FREIT Maryland’s operating results due to the conversion to a tenancy-in-common form of ownership (“TIC”) as of February 28, 2020; (b) a decrease in reimbursement revenue of approximately $0.4 million primarily attributed to the settle-ups of Common Area Maintenance with commercial tenants in the fiscal quarter ended October 31, 2021; (c) a decline in revenue from the commercial segment of approximately $0.4 million, (net of lease termination payments received from PetValu in the amount of approximately $0.3 million and a settlement payment in the amount of approximately $0.2 million received from Cobb Theatre at the Rotunda retail property), primarily driven by a decline in the average occupancy rate to 76.3% from 79.7% in the prior year’s comparable period; (d) an insurance reimbursement received at the Icon property in the prior year’s comparable period in the amount of approximately $0.2 million; offset by (e) an increase in revenue from the residential segment of approximately $1.2 million primarily driven by an increase in the average occupancy rate to 96.5% from 94.0% in the prior year’s comparable period and an increase in base rents across most properties.

Net Income was $0.9 million or $0.13 per share basic and diluted for the twelve months ended October 31, 2021 as compared to $20.6 million or $2.94 per share basic and diluted for the prior year’s comparable period. The decrease in net income was primarily driven by the following: (a) a gain on deconsolidation of the Pierre Towers subsidiary of approximately $27.7 million recognized in the prior year’s comparable period; (b) a write-off of tenant improvements related to Cobb Theatre’s rejection of its lease recognized in the prior year’s comparable period in the amount of approximately $7.3 million (with a consolidated impact to FREIT of approximately $4.4 million); (c) third party transaction costs incurred in the prior year’s comparable period of approximately $4.6 million; (d) a decrease in net financing costs of approximately $1.2 million (with a consolidated impact to FREIT Maryland of approximately $0.9 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT Maryland’s operating results of approximately $0.6 million in interest expense), primarily driven by a decline in interest rates on variable mortgage loans; (e) a decline in depreciation expense of approximately $0.6 million (with a consolidated impact to FREIT Maryland of approximately $0.3 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT Maryland’s operating results of approximately $0.5 million in depreciation expense), primarily driven by the tenant improvements written off in the prior year’s comparable period; (f) a decline in expense for the reserve of uncollectible rents for commercial tenants of approximately $0.4 million (with a consolidated impact to FREIT Maryland of approximately $0.3 million); (g) an increase in revenue, excluding the impact of the conversion of the Pierre Towers property to a TIC, in the amount of approximately $0.2 million (with a consolidated impact to FREIT Maryland of approximately $0.3 million) as explained above; (h) a decrease in leasing costs in the amount of approximately $0.2 million (with a consolidated impact to FREIT Maryland of approximately $0.1 million) resulting from the write-off of unamortized lease commissions in the prior year’s comparable period due to the Cobb Theatres’ rejection of its lease; offset by (i) an increase in G&A expenses of approximately $1.4 million primarily driven by an increase in legal costs attributed to the legal proceeding between FREIT Maryland and certain of its affiliates and Sinatra Properties, LLC and reincorporation expenses incurred in Fiscal 2021 to reincorporate in the state of Maryland; (j) an increase in snow removal costs due to a harsher winter in the current year’s comparable period of approximately $0.5 million (with a consolidated impact to FREIT Maryland of approximately $0.4 million); (k) an increase in repairs and maintenance expense of approximately $0.5 million (with a consolidated impact to FREIT Maryland of approximately $0.3 million), (excluding the impact of the deconsolidation of the operating results of the Pierre Towers from FREIT Maryland’s operating results of approximately $0.2 million in repairs and maintenance expense); and (l) a decrease in net income with an impact of approximately $0.3 million attributed to the Pierre Towers deconsolidation from FREIT Maryland’s operating results in the prior year’s comparable period (with a consolidated impact to FREIT Maryland of approximately $0.2 million). (Refer to “Table of Revenue & Net Income (Loss) Components”)

Table of Revenue & Net Income (Loss) Components

	For the Fiscal Quarter Ended October 31,			For the Twelve Months Ended October 31,
	2021	2020	Change	2021	2020	Change
	(In Thousands Except Per Share Amounts)			(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$5,243	$4,664	$579	$23,317	$24,089	$(772)
Residential properties	6,948	6,633	315	26,974	28,638	(1,664)
Total real estate revenues	12,191	11,297	894	50,291	52,727	(2,436)

Operating expenses:
Real estate operating expenses	5,716	5,115	601	22,294	22,922	(628)
Third party transaction costs	—	—	—	—	4,606	(4,606)
General and administrative expenses	1,052	760	292	5,195	3,821	1,374
Depreciation	2,352	2,454	(102)	9,300	10,341	(1,041)
Tenant improvement write-off due to COVID-19	—	7,277	(7,277)	—	7,277	(7,277)
Total operating expenses	9,120	15,606	(6,486)	36,789	48,967	(12,178)

Operating income (loss)	3,071	(4,309)	7,380	13,502	3,760	9,742

Financing costs	(3,034)	(3,090)	56	(12,276)	(14,122)	1,846

Investment income	28	30	(2)	116	204	(88)

Loss on investment in tenancy-in-common	(50)	(106)	56	(295)	(202)	(93)

Gain on deconsolidation of subsidiary	—	—	—	—	27,680	(27,680)
Net income (loss)	15	(7,475)	7,490	1,047	17,320	(16,273)

Net loss (income) attributable to noncontrolling interests in subsidiaries	136	3,251	(3,115)	(120)	3,233	(3,353)
Net income (loss) attributable to common equity	$151	$(4,224)	$4,375	$927	$20,553	$(19,626)

Earnings (Loss) per share - basic and diluted	$0.02	$(0.60)	$0.62	$0.13	$2.94	$(2.81)

Weighted average shares outstanding:
Basic	7,029	7,003		7,019	6,992
Diluted	7,034	7,003		7,022	6,994

COVID-19 Pandemic Impact

Despite the COVID-19 pandemic and preventive measures taken to mitigate the spread, our residential properties continued to generate cash flow. The average annual occupancy rate for the residential properties (including the Pierre TIC) has increased from approximately 93.7% for the fiscal year ended October 31, 2020 to approximately 96.1% for the fiscal year ended October 31, 2021. The tenants at these properties, for the most part, continue to pay their rent.

At our commercial properties, with the exception of grocery stores and other "essential" businesses, many of our retail tenants have been adversely affected by the previously mandated shut downs and the continued lingering impact to consumer sentiment and preferences for safety amid the reemergence of other COVID-19 variants. While the overall average cash realization of monthly billings as compared to monthly cash collections for the commercial properties for the year ended October 31, 2021 has resumed to pre-pandemic levels, the average annual occupancy rate has declined from approximately 79.7% for the fiscal year ended October 31, 2020 to approximately 76.3% for the fiscal year ended October 31, 2021. During the first quarter of Fiscal 2021, Pet Valu, Inc., a pet store tenant, vacated several stores located in shopping centers owned by FREIT Maryland affiliates (Wayne PSC, Damascus Centre and Grande Rotunda) and terminated the related leases early paying an aggregate lease termination fee in the amount of approximately $260,000 (with a consolidated impact to FREIT Maryland of approximately $140,000). The properties owned by Grande Rotunda and Damascus Centre were sold on December 30, 2021 and January 10, 2022, respectively. The Company is closely monitoring changes in the collectability assessment of its tenant receivables as a result of certain tenants suffering adverse financial consequences related to the COVID-19 pandemic. For the fiscal years ended October 31, 2021 and 2020, rental revenue deemed uncollectible of approximately $1.3 million and $1.4 million (with a consolidated impact to FREIT Maryland of approximately $0.8 million and $0.9 million), respectively, was classified as a reduction in rental revenue based on our assessment of the probability of collecting substantially all of the remaining rents for certain tenants. During the period beginning March 2020 through October 31, 2021, FREIT Maryland has applied, net of amounts subsequently paid back by tenants, an aggregate of approximately $397,000 of security deposits from its commercial tenants to outstanding receivables due. On a case by case basis, FREIT has offered some commercial tenants deferrals of rent over a specified time period totaling approximately $132,000 and $206,000 (with a consolidated impact to FREIT Maryland of approximately $81,000 and $192,000) and rent abatements totaling approximately $239,000 and $238,000 (with a consolidated impact to FREIT Maryland of approximately $158,000 and $156,000) for the fiscal years ended October 31, 2021 and 2020, respectively. FREIT Maryland currently remains in active discussions and negotiations with these impacted retail tenants.

For the fiscal year ended October 31, 2021, we have experienced a positive cash flow from operations with cash provided by operations of approximately $12.2 million. This could change based on the duration of the pandemic, which is uncertain. We believe that our cash balance as of October 31, 2021 of approximately $35.9 million coupled with a $13 million available line of credit (available through October 31, 2023) and the additional $7.5 million in funds available to draw on the Boulders loan (see “Financing Update” below) will provide us with sufficient liquidity for at least the next twelve months from the filing of this Release.

The extent of the effects of COVID-19 on our business, results of operations, cash flows, value of our real estate assets and growth prospects is highly uncertain and will ultimately depend on future developments, none of which can be predicted with any certainty. FREIT Maryland will continue to actively monitor the effects of the pandemic, including governmental directives in the jurisdictions in which we operate and the recommendations of public health authorities, and will, as needed, take further measures to adapt our business in the best interests of our shareholders and personnel.

Financing Update

On December 30, 2021, FREIT Maryland refinanced its $14.4 million loan (which would have matured on February 1, 2022) on its Boulders property located in Rockaway, New Jersey with a new loan held by ConnectOne Bank in the amount of $7,500,000, with additional funding available to be drawn in the amount of $7,500,000 for corporate needs inclusive of $250,000 for legal fees potentially incurred by the lender related to the lis pendens on this property resulting from the legal proceedings between FREIT Maryland and certain of its affiliates and Sinatra Properties, LLC. This loan is interest-only and has a maturity date of January 1, 2024 with the option of FREIT Maryland to extend for one year from the maturity date, subject to certain provisions of the loan agreement. This refinancing will provide annual debt service savings of approximately $1,173,000 as result of the reduction in the principal amount and a reduction in the annual interest rate from a fixed rate of 5.37% to a fixed rate of 2.85% and interest-only payments being required under this new loan.

Maryland Purchase and Sale Agreement

On November 22, 2021, certain affiliates (the “Sellers”) of FREIT Maryland entered into a Purchase and Sale Agreement (the “Maryland Purchase and Sale Agreement”) with MCB Acquisition Company, LLC (the “Purchaser”) pursuant to which the Sellers agreed to sell three properties to the Purchaser. The properties consisted of retail and office space and a residential apartment community owned by Grande Rotunda, LLC (the “Rotunda Property”), a shopping center owned by Damascus Centre, LLC (the “Damascus Property”), and a shopping center owned by WestFREIT Corp. (the “Westridge Square Property”). FREIT Maryland owns 100% of its subsidiary, WestFREIT Corp. (“WestFREIT”), a 60% interest in Grande Rotunda, LLC (“Grande Rotunda”), the joint venture that owned the Rotunda Property, and a 70% interest in Damascus Centre, LLC (“Damascus Centre”), the joint venture that owned the Damascus Property.

The original purchase price for the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the “Properties”) under the Maryland Purchase and Sale Agreement was reduced by $2,723,000 from $267,000,000 to $248,750,269, after giving effect to the $15,526,731 escrow deposit described below. This reduction in the sales price was to account for improvements and repairs to the Properties and miscellaneous items identified by the Purchaser in the course of its due diligence inspection. Additionally, the Purchaser was obligated under the Purchase and Sale Agreement to deposit a total of $15,526,731 in escrow with respect to certain leases at the Properties where the rent commencement date has not occurred or economic obligations of the Sellers under certain leases remain unpaid. Although there can be no assurance, a portion of the $15,526,731 escrow deposit (the “Purchaser Escrow Payment”) may be paid to the Sellers depending upon the outcome of construction and leasing activities at the Properties.

On December 30, 2021, the sale of the Rotunda Property was consummated by Grande Rotunda and the Purchaser for a purchase price of $191,080,598. Grande Rotunda received net proceeds from the sale of approximately $68.7 million, after payment of related mortgage debt in the amount of $116.5 million and certain transactional expenses and transfer taxes, and not including loans (including interest) from each of the partners in Grande Rotunda (FREIT Maryland and Rotunda 100, LLC), totaling approximately $30.9 million which will be repaid with proceeds from the sale. In addition, the Purchaser deposited a total of $14,026,401 of the Purchaser Escrow Payment in escrow with respect to certain leases at the Rotunda Property where the rent commencement date has not occurred or economic obligations of Grande Rotunda under certain leases remain unpaid. The sale of the Rotunda Property resulted in a net gain of approximately $52 million which includes approximately $8.2 million of proceeds anticipated to be released from the $14,026,401 held in escrow.

On January 7, 2022, the sale of the Westridge Square Property was consummated by WestFREIT and the Purchaser for a purchase price of $20,984,604. WestFREIT paid net cash outlays from the sale of approximately $0.7 million, after payment of related mortgage debt in the amount of approximately $21.1 million and certain transactional expenses and transfer taxes. In addition, the Purchaser deposited a total of $1,015,396 of the Purchaser Escrow Payment in escrow with respect to certain leases at the Westridge Square Property where the rent commencement date has not occurred or economic obligations of WestFREIT under certain leases remain unpaid. The sale of the Westridge Square Property resulted in a net gain of approximately $8.7 million which includes approximately $0.7 million of proceeds anticipated to be released from the $1,015,396 held in escrow.

On January 10, 2022, the sale of the Damascus Property was consummated by Damascus Centre and the Purchaser for a purchase price of $36,685,067. Damascus Centre received net proceeds from the sale of approximately $16.9 million, after payment of related mortgage debt in the amount of approximately $18.2 million and certain transactional expenses and transfer taxes. In addition, the Purchaser deposited a total of $484,934 of the Purchaser Escrow Payment in escrow with respect to certain leases at the Damascus Property where the rent commencement date has not occurred or economic obligations of Damascus Centre under certain leases remain unpaid. The sale of the Damascus Property resulted in a net gain of approximately $10.1 million which includes approximately $0.4 million of proceeds anticipated to be released from the $484,934 held in escrow.

Please refer to the Forms 8-K which were filed with the Securities and Exchange Commission by FREIT Maryland on January 6, 2022 and January 12, 2022. Pro forma financial information with respect to the sale of the Properties was filed with the Securities and Exchange Commission by FREIT on January 6, 2022 under Item 9.01 of its Current Report on Form 8-K dated December 30, 2021.

Dividend

After careful consideration of FREIT Maryland’s Fiscal 2021 results and projected operating results and cash needs, the FREIT Maryland Board of Directors (“Board”) declared a fourth quarter dividend of $0.10 per share which was paid on December 15, 2021 to stockholders of record on December 1, 2021. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT Maryland does not include sources or distributions from equity/debt sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT Maryland modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT Maryland’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT Maryland believes that AFFO is a superior measure of its operating performance. FREIT Maryland computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended October 31,		For the Twelve Months Ended October 31,
	2021	2020	2021	2020
	(In Thousands of Dollars, Except Per Share Amounts)		(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income (loss)	$15	$(7,475)	$1,047	$17,320
Depreciation of consolidated properties	2,352	2,454	9,300	10,341
Tenant improvement write-off due to COVID-19	—	7,277	—	7,277
Amortization of deferred leasing costs	181	129	544	730
Distributions to non-controlling interests	(390)	—	(1,350)	(583	)(b)
Adjustment to loss in investment in tenancy-in-common for depreciation	353	351	1,408	933
Gain on deconsolidation of subsidiary	—	—	—	(27,680)
FFO	$2,511	$2,736	$10,949	$8,338

Per Share - Basic and Diluted	$0.36	$0.39	$1.56	$1.19

(a) As prescribed by NAREIT.
(b) FFO excludes the distribution of proceeds to non-controlling interests in the amount of approximately $3.3 million related to the refinancing of the loan for the Westwood Hills property.

Adjusted Funds From Operations ("AFFO")

FFO	$2,511	$2,736	$10,949	$8,338
Deferred rents (Straight lining)	5	184	230	397
Capital Improvements - Apartments	(187)	(66)	(625)	(347)
AFFO	$2,329	$2,854	$10,554	$8,388

Per Share - Basic and Diluted	$0.33	$0.41	$1.50	$1.20
Weighted Average Shares Outstanding:
Basic	7,029	7,003	7,019	6,992
Diluted	7,034	7,003	7,022	6,994

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT Maryland, and therefore FREIT Maryland’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com